As filed with the Securities and Exchange Commission on September 21, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ELECTRONICS FOR IMAGING, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3086355
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

6750 Dumbarton Circle

Fremont, California 94555

(Address, including zip code, of Principal Executive Offices)

Electronics For Imaging, Inc.

2017 Equity Incentive Plan

(Full title of the plan)

Marc Olin

Chief Financial Officer

Electronics For Imaging, Inc.

6750 Dumbarton Circle

Fremont, California 94555

(650) 357-3500

(Name, address and telephone number, including area code, of agent for service)

COPY TO:

Warren T. Lazarow, Esq. O’Melveny & Myers LLP 2765 Sand Hill Road Menlo Park, California 94025	C. Brophy Christensen, Esq. O’Melveny & Myers LLP Two Embarcadero Center San Francisco, California 94111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value per share	1,200,000(1) shares	$42.30(2)	$50,760,000(2)	$5,883(2)

(1)	This Registration Statement covers, in addition to the number of shares of Electronics For Imaging, Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Electronics For Imaging, Inc. 2017 Equity Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(2)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on September 19, 2017, as quoted on the Nasdaq Global Select Market.

The Exhibit Index for this Registration Statement is at page 6.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2016, filed with the Commission on February 22, 2017 and as amended by the Form 10-K/A filed by the Company with the Commission on September 11, 2017 (Commission File No. 000-18805);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2017, filed with the Commission on May 2, 2017 and as amended by the Form 10-Q/A filed by the Company with the Commission on September 11, 2017, and the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2017, filed with the Commission on September 11, 2017 (each, Commission File No. 000-18805);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on June 13, 2017 and August 24, 2017 (each, Commission File No. 000-18805); and

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on August 28, 1992 (Commission File No. 000-18805), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Registrant’s Amended and Restated Certificate of Incorporation requires the Registrant to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Registrant’s By-laws as amended require the Registrant to indemnify any persons by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided that if an action or suit is by or in the right of the Registrant against such director, officer, employee or agent of the Registrant and such person is adjudged to be liable to the Registrant then the Registrant shall only indemnify such person to the extent that the court in which such action or suit is brought shall have determined that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The Registrant has entered into indemnity agreements with each of its directors, officers and general counsel. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law. The Registrant currently carries directors and officers liability insurance, which may insure against officer or director liability arising under the Securities Act of 1933.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 6, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.	Electronics For Imaging, Inc. 2017 Equity Incentive Plan. (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 13, 2017 (Commission File No. 000-18805) and incorporated herein by this reference.)

5.	Opinion of O’Melveny & Myers LLP (opinion re legality).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Power of Attorney”).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on September 21, 2017.

Electronics For Imaging, Inc.

By:	/s/ Marc Olin
Marc Olin
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Guy Gecht and Marc Olin, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Guy Gecht Guy Gecht	Chief Executive Officer, Director (Principal Executive Officer)	September 21, 2017

/s/ Marc Olin Marc Olin	Chief Financial Officer (Principal Financial and Accounting Officer)	September 21, 2017

/s/ Eric Brown Eric Brown	Director	September 21, 2017

/s/ Gill Cogan Gill Cogan	Director	September 21, 2017

/s/ Thomas Georgens Thomas Georgens	Director	September 21, 2017

/s/ Richard A Kashnow Richard A. Kashnow	Director	September 21, 2017

/s/ Dan Maydan Dan Maydan	Director	September 21, 2017